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                                                                     Exhibit 5.1
                                                                     -----------

                            MORRISON & FOERSTER LLP
                             Palo Alto, California


                                December 7, 1999


BEA Systems, Inc.
2315 North First Street
San Jose, CA  95113

Madame and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 executed by you on December 7, 1999, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 910,666 shares of your common stock, $.001 par value (the "Common Stock") which will be issuable under The Theory Center, Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan (the "Theory Center Plan").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the assumption of the Theory Center Plan and the authorization of the issuance of the shares of Common Stock under the Theory Center Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

     Based upon the foregoing, it is our opinion that the Theory Center Plan Shares, when issued and outstanding pursuant to the terms of the Theory Center Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Morrison & Foerster LLP